Exhibit 99.1

AFFINION GROUP, INC. ANNOUNCES

PROPOSED $475 MILLION SENIOR NOTES OFFERING

STAMFORD, Conn. – November 8, 2010 – Affinion Group, Inc. (“Affinion” or the “Company”), a global leader in customer engagement solutions that enhance and extend the relationship and loyalty of millions of consumers of financial service, retail, hospitality and e-commerce companies, announced today that it intends to sell, subject to market conditions, approximately $475.0 million in aggregate principal amount of its senior notes due 2018 in a private placement pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

The Company’s obligations under the notes anticipated to be offered will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future domestic subsidiaries that guarantee the indebtedness under the Company’s senior secured credit facility.

The net proceeds of the proposed offering, together with additional cash on hand, are intended to be used to finance the purchase of the Company’s 10 1/8% senior notes due 2013 issued under the indenture dated October 17, 2005, and the Company’s 10 1/8% senior notes due 2013 issued under the indenture dated June 5, 2009 through a tender offer or through a redemption, if applicable, and to pay a tender premium and fees and the fees and expenses related to the offering.

The notes anticipated to be offered will not be registered under the Securities Act or any state securities laws, and the notes may not be offered or sold within the United States, or to, or for the account or benefit of, any United States persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About Affinion Group

As a global leader with more than 35 years of experience, Affinion Group enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, Conn., the Company has approximately 4,000 employees throughout the United States and in 12 other countries, primarily in Europe, and markets in 15 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (the “SEC”) in its rules, regulations and releases. These statements include, but are not limited to, the proposed offering of the notes, the intended use of proceeds from such offering, discussions regarding industry outlook,

Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2010 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in Affinion’s reports filed with the SEC, including Affinion’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

James T. Hart
Senior Vice President, Communications and Brand
Affinion Group office: 203.956.8746 | mobile: 203.339.2578 jhart@affiniongroup.com